UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 1, 2023, the following materials were posted by ETFS Capital to www.wiseupwt.com, certain of which were previously filed with the SEC, as follows:

Item 1: ETFS Capital added a link to its May 1, 2023 press release on the “Campaign Materials” page:

Item 2: ETFS Capital revised the “Contact” page and the footer of each webpage to include the contact information for its media advisors:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participants in its anticipated solicitation (collectively, “ETFS”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

ETFS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Bruce E. Aust, Tonia Pankopf and Graham Tuckwell, AO.

As of the date hereof, ETFS Capital beneficially owns directly 15,250,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 14,750 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”). Mr. Tuckwell, as the Executive Chairman and controlling shareholder of ETFS Capital, may be deemed to beneficially own the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Series A Preferred Stock directly owned by ETFS Capital. As of the date hereof, Mr. Aust and Ms. Pankopf do not beneficially own any securities of the Company.